Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	Mike Freeman
	Senior Vice President and	Executive Director, Investor Relations and
	Chief Financial Officer	Corporate Communications
	919-862-1000	919-862-1000

SALIX PHARMACEUTICALS REPORTS

2Q2006 RESULTS

$52.9 Million Total Product Revenue – 51% y-o-y Increase

XIFAXAN® Achieves 29% Quarterly Sequential Prescription Growth

GAAP Income of $6.9 Million : Non-GAAP Income of $7.8 Million

GAAP EPS of $0.14 : Non-GAAP EPS of $0.16

XIFAXAN® Patent Coverage Extended to 2024

FDA Grants Marketing Approval for MOVIPREP®

COLAZAL® and XIFAXAN® Wholesaler Inventories Reduced

Continuing Success in Execution of Strategy to Broaden and Diversify Revenue

RALEIGH, NC, August 8, 2006 - Salix Pharmaceuticals, Ltd. (NASDAQ:SLXP) today announced financial and operating results for the quarter ended June 30, 2006.

Total product revenue was $52.9 million for the second quarter of 2006, a year-over-year increase of 51%, compared to $35.1 million for the second quarter of 2005. Total product revenue for the first six months of 2006 was $94.7 million, a year-over-year increase of 48%. XIFAXAN® revenue for the second quarter of 2006 was $10.4 million, a 61% increase compared to the second quarter of 2005, and XIFAXAN revenue for the first six months of 2006 was $17.0 million, an 87% increase compared to the first six months of 2005. Prescription growth over the same comparable time periods was 122% and 135%, respectively. COLAZAL® generated revenue of $23.2 million for the second quarter of 2006 compared to $26.8 million for the second quarter of 2005. COLAZAL generated revenue of $46.1 million for the first six months of 2006 compared to $50.6 million for the first six months of 2005. COLAZAL prescriptions increased 11% year-over-year for the second quarter and first six months of 2006, so these decreases of COLAZAL sales reflect a draw-down of wholesaler inventories during the periods. Our bowel cleansing franchise, which in the second quarter was comprised of two marketed products, VISICOL® and the newly-approved OSMOPREP™, generated revenue of $17.5 million for the second quarter of 2006, compared to VISICOL revenue of $5.6 million a year ago when InKine, which we acquired in September 2005, was independent.

In announcing the results, Carolyn Logan, President and Chief Executive Officer, said, “The Company continues to successfully execute its strategy to broaden and diversify its product line and to reduce its dependence on COLAZAL. Inflammatory bowel disease is an important component of our business and COLAZAL, as well as our IBD products in development, will continue to be an important part of Salix. The expansion of our business beyond IBD, however, into bacteria-related disease and bowel cleansing will reduce the Company’s dependence on COLAZAL. In the near term, the growing acceptance of XIFAXAN and the introduction of OSMOPREP and MOVIPREP, and in the longer term, the expanded label for XIFAXAN and the launch of additional new products, if successful, will serve to strengthen, expand and diversify the Company’s revenue base.”

The chart below reveals the changing product mix and diversity of our revenue base:

REVENUE CONTRIBUTION

(Q % of Total Product Revenue)

Product	2Q2006	1Q2006	2Q2005	2Q2004
COLAZAL	44%	55%	76%	97%
XIFAXAN	20%	16%	19%	n/a
VISICOL	13%	23%	n/a	n/a
OSMOPREP	20%	n/a	n/a	n/a
Other	3%	6%	5%	3%

Total cost of products sold was $9.2 million for the second quarter and $17.5 million for the first six months of 2006. Gross margin on total product revenue was 82.5% for the second quarter and 81.5% for the first six months of 2006, compared to 79.2% and 78.0%, respectively, for the corresponding periods of 2005. Research and development expenses were $11.7 million for the second quarter of 2006, compared to $5.7 million for the prior year period. Research and development expenses were $21.8 million for the first six months of 2006, compared to $10.0 million for the first six months of 2005. The increase in R&D expenses during the second quarter was primarily due to the expansion of our COLAZAL life cycle management program initiatives to strengthen and support our 1100 mg balsalazide tablet submission, our COLAZAL pediatric exclusivity filing and the costs associated with ongoing, late-stage studies to expand the XIFAXAN label. Selling, general and administrative expenses were $23.4 million for the second quarter of 2006 and $42.8 million for the first six months of 2006, compared to $16.8 million and $31.0 million, respectively, for the corresponding periods of 2005. The increase in SG&A expenses, as expected, is primarily due to costs associated with launch activities for our two new purgative products and the expansion of the sales force subsequent to the InKine merger. Our sales force was trained on both OSMOPREP and MOVIPREP at our National Sales Meeting held in June 2006.

During the second quarter of 2006 the Company experienced two non-cash, one-time charges. One charge was a $676,000 other comprehensive loss related to deferred revenue from the Shire Pharmaceuticals Group plc purchase from Salix in 2000 of the exclusive rights to balsalazide for northern Europe. The other charge was $270,000 related to the renewal of the sublease of the Company’s former corporate headquarters.

On a non-GAAP basis, excluding the charges mentioned above, net income for the second quarter of 2006 was $7.8 million, or $0.16 per share, fully diluted. GAAP net income for the second quarter was $6.9 million, or $0.14 per share, fully diluted. On a non-GAAP basis, excluding the charges mentioned above, net income for the first six months of 2006 was $11.5 million, or $0.24 per share, fully diluted. GAAP net income for the first six months of 2006 was $10.6 million, or $0.22 per share, fully diluted. Net income for the second quarter and first six months of 2006 compares to net income of $5.0 million, or $0.13 per share, for the second quarter of 2005 and net income of $8.4 million, or $0.22 per share, for the first six months of 2005. Important disclosure about and quantitative reconciliation of this GAAP and non-GAAP information is in the financial tables following this release.

Cash, cash equivalents and investments were $68.2 million on June 30, 2006, approximately the amount we had on December 31, 2005. Compared to March 31, 2006; cash, cash equivalents and investments increased $9.1 million.

Commenting on the performance of the Company, Adam Derbyshire, Senior Vice President and Chief Financial Officer, stated, “Year-over-year total product revenue growth was driven by impressive gains for sales of XIFAXAN and the addition of our bowel cleansing products. During the second quarter of 2006 the Company continued to invest additional resources to expedite key R&D projects such as our COLAZAL life cycle management program, as well as our COLAZAL pediatric exclusivity filing. Based upon target enrollment for all ongoing clinical trials for the remainder of 2006, we continue to anticipate research and development expenses will be approximately 25% of total product revenue for 2006. We continue to expect selling, general and administrative expenses for 2006, which include the June OSMOPREP launch and the anticipated mid-fourth quarter MOVIPREP launch, to be approximately 38% of total product revenue.

“For 2006, we continue to expect total Company product revenue will be approximately $205 million, and we continue to expect that we will be able to deliver earnings per share of approximately $0.65, on a fully diluted basis, assuming a 5% tax rate, for 2006. We will consider whether to adjust 2006 total product revenue guidance based upon the launch of MOVIPREP and our ongoing evaluation of wholesaler inventories.

“Based upon current run rates, we anticipate XIFAXAN wholesaler inventories will be approximately 8 weeks (2.0 months) prior to year-end and COLAZAL wholesaler inventories to be approximately 8 weeks (2.0 months) at year-end.”

In commenting on XIFAXAN’s strong growth during the second quarter, Ms. Logan said, “More XIFAXAN tablets were prescribed during the first six months of 2006 than were prescribed during the entire twelve months of 2005. Total XIFAXAN prescriptions increased 29% during the second quarter compared to the first quarter of 2006 and increased 154% for the month of June 2006 compared to June 2005. The utilization and acceptance of XIFAXAN continues to increase as more physicians gain exposure and experience with XIFAXAN. Digestive Disease Week 2006, which took place in May, provided the opportunity for physicians to learn more about XIFAXAN. The Annual Meeting of the American College of Gastroenterology (ACG), which will take place in October, will serve as another venue for exposure for XIFAXAN. Currently we are aware of 19 XIFAXAN abstracts that have been accepted for presentation at ACG. We anticipate that a high level of interest will be generated by this unprecedented number of presentations on this important, broad-spectrum, gut-specific antibiotic. Significant strides were made during the quarter to further strengthen the intellectual property position of XIFAXAN. In May, we secured a composition of matter and process patent that extends patent coverage until 2024. Additionally, in July we signed an agreement with Cedars-Sinai Medical Center for the right to use a patent and a patent application relating to methods of diagnosing and treating irritable bowel syndrome and other disorders caused by small intestinal bacterial overgrowth. These achievements serve to strengthen our XIFAXAN life cycle management program.

“The approval of OSMOPREP in March and the approval of MOVIPREP last week signals Salix’s advance into the bowel cleansing market. Strategically, the bowel cleansing market is closely aligned with our business. The gastroenterologists whom our sales representatives are currently calling on routinely perform colonoscopies in order to diagnose and monitor their patients. In fact, nearly 80% of all bowel prep prescriptions are written by gastroenterologists. We anticipate that in 2006, in the United States, over 10 million procedures requiring a bowel prep will be performed. Demographically, the bowel cleansing market is growing. Currently, in the United States, 85 million individuals are 50 years of age or older and are eligible for annual colon cancer screening by colonoscopy. That population segment is expected to grow at a nearly 2% compounded annual growth rate over the next five years. We believe that our ability to provide both a tolerable tablet bowel cleansing agent and a tolerable two-liter liquid bowel cleansing agent creates an unprecedented opportunity for Salix to establish a leadership position in this important and growing market. We launched OSMOPREP in June and have been very encouraged with the reception it has received. Uptake has exceeded our expectations, and we look forward to continued expansion of our OSMOPREP business as more and more physicians and patients experience success with this reliable and tolerable product. We expect to launch MOVIPREP during mid-fourth quarter of 2006. We believe MOVIPREP should gain ready acceptance due to the fact that it is a two-liter PEG product and that it is the only two-liter PEG product that does not require the concomitant use of the laxative bisacodyl. These features should make MOVIPREP a very competitive product. We look forward to the exposure OSMOPREP and MOVIPREP should receive this fall at ACG. Seven posters will be presented on a multi-center superiority trial in which OSMOPREP demonstrated superiority in colon cleansing, patient tolerability, patient preference and safety profile compared to the current market leader, HalfLytely® with Bisacodyl Tablets Bowel Prep Kit.

“COLAZAL continued to demonstrate steady growth during the second quarter of 2006. Prescriptions grew 11% year-over-year for the second quarter and grew 3% compared to the first quarter of 2006. Over the past 12 months, as planned, COLAZAL’s contribution as a percentage of total product revenue has begun to incrementally decrease as our product portfolio continues to expand and as XIFAXAN sales continue to ramp. COLAZAL sales contributed 44% of total product revenue during the second quarter of 2006 compared to 76% and 97% of total product revenue during the second quarter of 2005 and 2004, respectively. COLAZAL has served as a valuable entree for the Company into the inflammatory bowel disease market. The Company values its IBD business and is investing to expand its product offerings in this market with the development of the 1100 mg balsalazide tablet and granulated mesalamine. Patient enrollment continued for both of these programs during the quarter, and we anticipate that in mid-2007 we will submit regulatory packages seeking marketing approval for these products. These products complement COLAZAL and should enable us to continue to grow and expand our IBD business.

“As the Company has stated previously, for several years we have been actively engaged in conducting a COLAZAL life cycle management program in order to optimize the value of our IBD franchise. The Company continues to systematically and thoughtfully execute scientific and legal strategies designed to maximize COLAZAL’s commercial success.

“The Company will continue to focus on creating the leading specialty pharmaceutical company providing products to gastroenterologists and their patients. We will continue to execute our proven business plan of introducing new products as evidenced by two recent approvals, expanding current product offerings via label expansion and leveraging our dedicated specialty sales force. We believe that Salix’s value will be fully recognized and fairly valued as we continue to build on organic growth from our existing marketed products, opportunities arising from an unmatched portfolio of products in late-stage development, additional new product opportunities and a sales force that sets the standard in the specialty pharmaceutical industry.”

The Company will host a conference call to discuss the contents of this press release at 9:00 a.m. ET, on Tuesday, August 8, 2006. Interested parties may access the conference call by way of web cast or telephone. The live web cast will be available at http://www.salix.com. A replay of the web cast will be available at the same location.

The telephone numbers to access the conference call are (800) 310-1961 (U.S. and Canada) or (719) 457-2692 (international.) The access code for the call is 2262984. A replay of the call will be available beginning at 12:00 noon ET. The telephone numbers to access the replay of the call are (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (international.) The access code for the replay is 2262984.

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s 150-member gastroenterology specialty sales and marketing team.

COLAZAL® (balsalazide disodium) Capsules 750 mg, is an anti-inflammatory drug approved for the treatment of mildly to moderately active ulcerative colitis. Safety and effectiveness of

COLAZAL beyond 12 weeks has not been established. COLAZAL was well tolerated in clinical studies. In clinical trials, patients reported the following adverse events most frequently: headache (8%); abdominal pain (6%); diarrhea (5%); nausea (5%); vomiting (4%); respiratory infection (4%); and arthralgia (4%). Withdrawal from therapy due to adverse events was comparable to placebo.

XIFAXAN® (rifaximin) tablets 200 mg are indicated for the treatment of patients (≥12 years of age) with travelers’ diarrhea caused by noninvasive strains of Escherichia coli. XIFAXAN should not be used in patients with diarrhea complicated by fever or blood in the stool or diarrhea due to pathogens other than Escherichia coli. XIFAXAN should be discontinued if diarrhea symptoms get worse or persist more than 24-48 hours and alternative antibiotic therapy should be considered. In clinical trials, XIFAXAN was generally well tolerated. The most common side effects (vs. placebo) were flatulence 11.3% (vs. 19.7%), headache 9.7% (vs. 9.2%), abdominal pain 7.2% (vs. 10.1%) and rectal tenesmus 7.2% (vs. 8.8%).

VISICOL® Tablets (sodium phosphate monobasic monohydrate, USP, sodium phosphate dibasic anhydrous, USP) are indicated for cleansing of the bowel as a preparation for colonoscopy, in adults 18 years of age or older. VISICOL® Tablets are the only FDA approved tablets available to adults for bowel preparation prior to colonoscopy. VISICOL Tablets are virtually taste-free, can be taken with any clear liquid such as water, lemonade or ginger ale, and have been proven to be associated with significantly less nausea, vomiting and bloating than the leading, currently-available, prescribed class of liquid bowel preparations. VISICOL Tablets are not to be used in patients with congestive heart failure, ascites, unstable angina pectoris, gastric retention, ileus or acute obstruction or pseudo-obstruction, severe chronic constipation, bowel perforation, acute colitis, toxic megacolon or hypomotility syndrome. Use with caution in patients with impaired renal function, pre-existing electrolyte disturbances, or people taking drugs that affect electrolyte levels.

OSMOPREP™ Tablets (sodium phosphate monobasic monohydrate, USP, and sodium phosphate dibasic anhydrous, USP) are indicated for cleansing of the colon as a preparation for colonoscopy in adults 18 years of age or older. Considerable caution should be advised before

OsmoPrep Tablets are used in patients with severe renal insufficiency, congestive heart failure, ascites, unstable angina, gastric retention, ileus, acute obstruction or pseudo-obstruction of the bowel, severe chronic constipation, bowel perforation, acute colitis, toxic megacolon, gastric bypass or stapling surgery, or hypomotility syndrome. Use with caution in patients with impaired renal function, patients with a history of acute phosphate nephropathy, known or suspected electrolyte disturbances (such as dehydration), or people taking drugs that affect electrolyte levels. Patients with electrolyte abnormalities such as hypernatremia, hyperphosphatemia, hypokalemia, or hypocalcemia should have their electrolytes corrected before treatment with OsmoPrep Tablets.

MOVIPREP® (PEG 3350, sodium sulfate, sodium chloride, potassium chloride, sodium ascorbate and ascorbic acid for oral solution) is indicated for cleansing of the colon as a preparation for colonoscopy in adults 18 years of age or older. MOVIPREP® should be used with caution in patients using concomitant medications that increase the risk of electrolyte abnormalities [such as diuretics or angiotensin converting enzyme (ACE)-inhibitors] or in patients with known or suspected hyponatremia. MOVIPREP® should also be used with caution in patients with severe ulcerative colitis, ileus, gastrointestinal obstruction or perforation, gastric retention, toxic colitis, or toxic megacolon. In clinical trials, abdominal distension, anal discomfort, thirst, nausea and abdominal pain were some of the most common adverse reactions to MOVIPREP® administration. Vomiting occurred less frequently.

Salix also markets AZASAN® (azathioprine 75mg and 100mg tablets, USP), Anusol-HC® 2.5% (hydrocortisone Cream USP), Anusol-HC® 25 mg Suppository (Hydrocortisone Acetate), Proctocort® Cream (Hydrocortisone Cream USP) 1% and Proctocort® Suppositories (Hydrocortisone Acetate Rectal Suppositories, 30 mg). Granulated mesalamine is under development.

For full prescribing information on Salix products, please visit www.salix.com.

Salix trades on the NASDAQ Global Market under the ticker symbol “SLXP”.

For more information please contact the Company at 919-862-1000 or visit our web site at www.salix.com. Information on our web site is not incorporated in our SEC filings.

AZASAN® is a registered trademark of AAI Properties Inc.

MOVIPREP® is a registered trademark of Velinor A.G.

Table follows

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Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include potential generic and other competition, management of rapid growth, risks of regulatory review and clinical trials, market acceptance for approved products, intellectual property risks, and the need to acquire additional products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.

Salix Pharmaceuticals, Ltd.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues:
Net product revenues	$52,853	$35,118	$94,706	$63,928
Total revenues	52,853	35,118	94,706	63,928

Operating Costs and Expenses:
Cost of products sold	9,237	7,296	17,522	14,044
License fees and costs related to collaborative and co-promotion agreements	200	—	200	—
Amortization of intangible assets	1,135	381	2,270	762
Research and development	11,688	5,671	21,816	9,956
Selling, general and administrative	23,415	16,799	42,834	30,992

Total operating costs and expenses	45,675	30,147	84,642	55,754

Income from operations	7,178	4,971	10,064	8,174
Interest and other income, net	21	166	991	415
Income tax expense	264	139	457	232

Net income	$6,935	$4,998	$10,598	$8,357

Net income per share, basic	$0.15	$0.14	$0.23	$0.23

Net income per share, diluted	$0.14	$0.13	$0.22	$0.22

Weighted average shares outstanding, basic	46,549	36,708	46,454	36,630

Weighted average shares outstanding, diluted	48,146	38,791	48,303	38,744

Reconciliation of GAAP Amounts to Non-GAAP Amounts:

(In thousands, except per share data)

** We are disclosing net income and net income per share, as adjusted to eliminate various charges that we incurred in the second quarter of 2006. We use these non-GAAP measures to analyze our business because these charges did not involve cash and were not related to ongoing operations, so eliminating them helps us better compare our performance to other periods. For these reasons, we also think this information might be helpful to investors, but you should be aware that non-GAAP measures are not superior to nor a substitute for the comparable GAAP measures. A reconciliation of our non-GAAP measures to the comparable GAAP measures follows.

	Three Months Ended		Six Months Ended
	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
GAAP Net income	$6,935	$4,998	$10,598	$8,357
Non-GAAP Adjustment Items:
One-time non-cash charge associated with a sub-lease renewal (net of tax)	259	—	259	—
One-time non-cash other comprehensive loss (net of tax)	648	—	648	—

Non-GAAP Net income, as adjusted	$7,842	$4,998	$11,505	$8,357

Non-GAAP Net income per share, basic	$0.17	$0.14	$0.25	$0.23

Non-GAAP Net income per share, diluted	$0.16	$0.13	$0.24	$0.22

Weighted average shares outstanding, basic	46,549	36,708	46,454	36,630

Weighted average shares outstanding, diluted	48,146	38,791	48,303	38,744

Salix Pharmaceuticals, Ltd.

Condensed Consolidated Balance Sheets

(In thousands)

	June 30, 2006	December 31, 2005
	(unaudited)	(audited)
Assets
Cash, cash equivalents and investments	$68,173	$68,182
Accounts receivable, net	38,355	38,852
Inventory, net	23,629	23,164
Other assets	153,147	152,274

Total Assets	$283,304	$282,472

Liabilities and Stockholders’ Equity
Accounts payable and other liabilities	$30,433	$42,619

Total liabilities	30,433	42,619

Common stock	47	46
Additional paid-in-capital	386,699	384,959
Other comprehensive loss	—	(679)
Accumulated deficit	(133,875)	(144,473)

Total stockholders’ equity	252,871	239,853

Total Liabilities and Stockholders’ Equity	$283,304	$282,472

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